Exhibit 99.1

                                                            Investor Inquiries:
                                                            Gregory C. Thompson
                                                            (440) 329-6111




INVACARE CORPORATION REPORTS RESULTS IN LINE WITH RECENT GUIDANCE


ELYRIA, Ohio - (February 1, 2007) - Invacare Corporation (NYSE: IVC) today announced its financial results for the fourth quarter and twelve months ended December 31, 2006.

CONSOLIDATED RESULTS

Adjusted earnings per share* was $0.33 for the fourth quarter of 2006 which was equal to the fourth quarter of last year. Loss per share on a GAAP basis was $10.61 ($337.6 million net loss after-tax) as compared to earnings per share last year of $0.22 ($7.1 million net income after-tax). Adjusted earnings per share* excludes the impact of the following: restructuring charges, fourth quarter finance charges, interest and fees related to debt covenant violations, incremental reserve against accounts receivable due to Medicare reimbursement reductions and an impairment charge related to goodwill and intangible assets. All of these items are discussed in further detail in this release. Adjusted net earnings** for the quarter, excluding these items, were $10.4 million versus $10.5 million last year. Fourth quarter adjusted earnings per share* includes the benefit of a lower than normal tax rate to adjust to the full year 2006 effective tax rate of 12% versus a 2005 full year rate of 31%. Net sales for the quarter increased 4.9% to $385.1 million versus $367.3 million last year. Acquisitions contributed one percentage point of the increase and foreign currency translation contributed two percentage points.

The Adjusted earnings per share* for the quarter excludes the impact of:

     o $11.3 million pre-tax charge ($8.0 million after tax) compared to a pre-tax $4.8 million charge last year ($3.4 million after tax) related to restructuring activities.

     o $3.7 million pre-tax expense related to finance charges, interest and fees associated with the Company's previously reported debt covenant violations ($2.4 million after tax).

     o $26.8 million pre-tax expense related to accounts receivable collectibility issues arising primarily from Medicare reimbursement reductions for power wheelchairs announced on November 15, 2006 ($26.8 million after tax).

     o $300.4 million pre-tax expense for an impairment charge related to the write-down of goodwill and other intangible assets ($300.4 million after tax).

As the Company previously disclosed, throughout 2006 Medicare proposed several significant changes to durable medical equipment and oxygen reimbursement, which dramatically impacted the Company's results and the profitability of our U.S. customers. The many changes to reimbursement, which were finalized in the fourth quarter of 2006, have added complexity and uncertainty to the claims process and have eroded our customers' ability to provide quality solutions. Given these
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market dynamics and the resulting  challenges to business models,  our customers have moved aggressively to lower-cost product solutions to preserve their financial stability, which has caused increased competitive pricing pressure. As a result, the Company experienced lower fourth quarter gross margins. The Company's new, lower cost products introduced in Q4 2006 will begin shipping in volume in early 2007 and, along with the significant cost reduction actions discussed below, should allow Invacare to improve operating margins in 2007.

As a result of these changes in reimbursement, the Company performed a review of customers most vulnerable to changes in the reimbursement for power mobility products and, as part of its 2006 fourth quarter financial results, the Company recorded an incremental reserve against accounts receivable of approximately $26.8 million pre-tax. In response to these regulatory changes, the Company is implementing tighter credit policies and is working with certain customers in an effort to help them reduce costs and improve their financial viability.

While the Company continued to make progress with the restructuring initiatives that it began in 2005 to drive cost reductions and improve profitability, the quarter was impacted by reduced margins as a result of continued competitive pricing pressures and product mix shift toward lower margin product, primarily in the U.S. Restructuring expenses incurred in the fourth quarter totaled pre-tax $11.3 million and related primarily to severance costs and the elimination of certain product lines. Since cost reduction initiatives were first announced in 2005, approximately 600 positions have been eliminated, several facilities were exited, and the Company continues to increase manufacturing capability in China, as well as reduce freight and general expenses.

Gross margin as a percentage of net sales for the fourth quarter excluding restructuring charges was lower by 2.5 percentage points compared to last year's fourth quarter and by 3.1 percentage points compared to this year's third quarter, primarily due to competitive pricing pressures in the U.S. and an unfavorable change in product mix away from high-end options in the U.S. Rehab business as a result of the reimbursement changes which were announced in November. Selling, General and Administrative expense (SG&A) increased 36.4% to $113.5 million compared to $83.2 million in the fourth quarter last year; and $88.4 million in the third quarter of 2006. The fourth quarter 2006 SG&A includes an incremental reserve related to accounts receivable of approximately $26.8 million pre-tax. Foreign currency translation and acquisitions each increased SG&A expense by two percentage points. Excluding foreign currency translation, acquisitions and the incremental reserve related to accounts receivable, SG&A expense increased 1% compared to last year. Results for the quarter were negatively impacted by increased interest expense due to increases in interest rates, but benefited from a reduced effective tax rate.

Adjusted earnings per share* for the year were $1.18 versus $1.66 last year, which excludes the impact of a pre-tax $21.3 million restructuring charge in 2006 ($15.5 million after tax) and a pre-tax $7.5 million restructuring charge in 2005 ($5.2 million after tax). Loss per share on a GAAP basis was $10.00 ($317.8 million net loss after-tax) as compared to earnings per share last year of $1.51 ($48.9 million net income after-tax). The 2006 adjusted results for the year also exclude the above described fourth quarter finance charges, interest and fees related to debt covenant violations, incremental reserve against
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accounts receivable due to Medicare  reimbursement  reductions and the estimated impairment charge related to goodwill and intangible assets.

Adjusted net earnings**, excluding restructuring charges, fourth quarter finance charges, interest and fees related to debt covenant violations, incremental write-down of accounts receivable due to Medicare reimbursement reductions and an impairment charge related to goodwill and intangible assets, were $37.8 million versus $54.0 million last year. Net sales for the year decreased 2.1% to $1.50 billion versus $1.53 billion last year. Acquisitions contributed one percentage point to net sales while foreign currency translation decreased net sales by less than one percentage point. Results for the year benefited from a reduced effective tax rate, which was more than offset by reduced net sales and gross margins, and higher SG&A and interest expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Although the adjusted result for the quarter was within recent guidance, our overall results for the year were disappointing. Proposed changes to U.S. oxygen and equipment reimbursement and continued uncertainty proved a disruptive force to our Company and our U.S. customers. Although we were successful in our efforts and recommendations to modify the reimbursement proposals from their original form, nonetheless, significant reductions in reimbursement were implemented. Major cost reduction initiatives are underway and will continue in order to combat these reimbursement realities. Despite the numerous U.S. reimbursement challenges, the portions of our businesses not impacted by these U.S. Medicare challenges continue to do well. In particular, our international businesses produced modest sales growth which, coupled with our restructuring and cost reduction efforts, have continued to strengthen margins outside the U.S. On a positive note, free cash flow*** continued to strengthen during the course of 2006 as we gained traction with working capital controls. Free cash flow*** totaled $22.7 million for the quarter and $52.2 million for the year, exceeding our guidance."

NORTH AMERICA

Effective with its 2006 Annual Report on Form 10-K, the Company will expand its disclosures for North America to include three separate business segments: North America/Home Medical Equipment (NA/HME), Invacare Supply Group (ISG), and Institutional Products Group (IPG).

For the quarter, NA/HME net sales increased 1.9% to $165.1 million compared to $162.0 million last year, driven primarily by Rehab and Standard product lines. Last year's results were hampered by disruptions arising out of the enterprise resource planning system (ERP) implementation during the fourth quarter. Rehab product line net sales increased by 2.2% driven by volume increases in Consumer Power and Custom Power, which were largely offset by price reductions due to competitive pressures and a shift away from high-end options that normally drive higher average selling prices and margins. Standard product line net sales increased 1.3% driven by increased volumes, particularly in manual wheelchairs. Respiratory product line net sales declined 1% for the quarter, primarily attributable to lower pricing on oxygen concentrators. HomeFill(TM) II oxygen system net sales increased for the quarter by 3% due to increased purchases from national providers.

ISG net sales for the quarter increased 8.6% to $60.0 million compared to $55.3 million last year driven by volume increases primarily in diabetic and incontinence products lines. IPG net sales for the quarter increased by 17.4% to $24.5 million compared to $20.9 million last year due to increased volumes in its core bed products, along with increases in other offerings such as bathing products.

For the quarter, NA/HME loss before income taxes was $337.3 million, excluding restructuring charges of $3.6 million pre-tax, as compared to earnings before income taxes of $7.2 million last year, excluding restructuring charges of $1.5 million pre-tax. The decline in profit before tax was largely due to the pricing and competitive industry conditions in Rehab, Standard and Respiratory product lines, an incremental increase in the accounts receivable reserve related to the Rehab reimbursement issues of $26.8 million pre-tax recorded in the fourth quarter of 2006, and a $300.4 million pre-tax impairment charge related to goodwill and other intangible assets. As previously disclosed in the Company's September 30, 2006 Form 10-Q, the Company undertakes its annual impairment test of goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in connection with the preparation of its fourth quarter results each year. As a result of the reduced profitability of its NA/HME operating segment, and uncertainty associated with future market conditions, the Company recorded an impairment charge related to goodwill and intangible assets of this segment of $300.4 million pre-tax. The Company is in process of finalizing the underlying valuation associated with this charge in accordance with SFAS No. 142; however, based on the information known at this time, this is the Company's best estimate of the impairment.

ISG earnings before income taxes for the quarter decreased to $.8 million, excluding restructuring charges of $.3 million, as compared to $2.0 million last year, excluding restructuring charges of $.2 million pre-tax. This reduction is attributable to reduced margins due to sales increases in lower margin products (diabetic and incontinence), increased freight costs related to these products and higher SG&A expenses. IPG earnings before income taxes for the quarter increased to $.8 million versus $.5 million last year attributable to increased revenues.

For the year, NA/HME net sales decreased 4.3% to $676.3 million from $706.6 million last year with revenue declines in Rehab, Standard and Respiratory product lines. ISG net sales increased 3.3% to $228.2 million from $220.9 million last year; and IPG net sales increased 9.4% to $93.5 million from $85.4 million last year. For the year, NA/HME loss before income taxes was $314.5 million excluding restructuring charges of $9.6 million pre-tax, as compared to a profit before income taxes of $56.9 million last year excluding restructuring charges of $3.6 million pre-tax. The decline in profit before taxes was largely due to the pricing and competitive industry conditions in Rehab, Standard and Respiratory product lines, incremental accounts receivable reserve related to the Rehab reimbursement issues of $26.8 million pre-tax recorded in the fourth quarter of 2006, and a $300.4 million pre-tax impairment charge related to goodwill and other intangible assets. ISG earnings before income taxes decreased to $4.3 million, excluding restructuring charges of $1.0 million, as compared to $6.8 million last year, excluding restructuring charges of $.3 million. IPG earnings before income taxes decreased to $4.8 million from $5.8 million last year.

EUROPE

For the quarter, European net sales increased 7.9% to $116.3 million versus $107.8 million last year. Foreign currency translation contributed five percentage points of the increase. Strong sales performance in most of the regions was offset by continued weakness in the German market related to reimbursement policy. For the quarter, earnings before income taxes were $11.4 million, excluding restructuring charges of $6.4 million pretax, as compared to $9.9 million last year, excluding restructuring charges of $2.5 million pre-tax. Increased profits were primarily driven by volume increases and cost reduction initiatives.

For the year, European net sales were down .4% to $430.4 million versus $432.1 million last year. Foreign currency translation reduced sales by one percentage point and acquisitions contributed one percentage point. For the year, European earnings before income taxes were $34.7 million, excluding restructuring charges of $8.7 million, as compared to $32.0 million last year, excluding restructuring charges of $2.7 million pre-tax. Increased profits for the year were primarily driven by cost reduction initiatives.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales declined 9.9% to $19.2 million versus $21.3 million last year. Foreign currency increased net sales by less than one percentage point and acquisitions increased net sales by seventeen percentage points. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare's New Zealand
subsidiary  and  reduced  volumes  in  the  Company's  Australian   distribution
business. For the quarter, earnings before income taxes were $2.7 million, excluding restructuring charges of $1.0 million pre-tax, as compared to $.5 million last year, excluding restructuring charges of $.5 million pre-tax. The Company benefited from continued cost reductions in the region.

For the year, Asia/Pacific net sales decreased 17.8% to $69.6 million versus $84.7 million last year. Foreign currency accounted for four percentage points of the net sales decline, while acquisitions increased net sales by five percentage points. For the year, Asia/Pacific loss before taxes was $1.8 million, excluding restructuring charges of $1.9 million pre-tax, as compared to a loss of $3.6 million last year, excluding restructuring charges of $.8 million pre-tax.

FINANCIAL CONDITION AND REPORTING

Total debt outstanding was $573.1 million at the end of the year, resulting in a debt-to-total-capitalization of 54.1% versus 41.7% at the end of last year. The increase in the debt-to-capitalization ratio was impacted primarily by the reduction in equity related to the goodwill and intangible asset write-off recorded by the Company during the fourth quarter 2006 and the restriction on the Company's ability to pay down debt as noted below. The Company obtained waivers of the covenant violation disclosed in its Form 10-Q for the quarter ended September 30, 2006 from each of its lenders. The waivers are effective through February 15, 2007. The waivers limit the Company's debt, (excluding $75 million for asset-backed securitization borrowings) to a maximum amount of $521 million and do not allow a pay down of debt below $501 million. At year-end

2006, the Company's debt, as defined under the waivers, was at the minimum level. The Company's cash and cash equivalents at the end of 2006 were approximately $82.4 million as a result of restrictions on debt pay down included in the debt covenant waivers.

Days sales outstanding improved by two days to 66 days versus 68 days last year, excluding the impact of the incremental reserve for accounts receivable due to Medicare reimbursement reductions. Inventory turns were 4.4 versus 4.5 at the end of last year. The Company generated $22.7 million of free cash flow*** in the fourth quarter, and $52.2 million for the year. Free cash flow is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

DEBT RECAPITALIZATION UPDATE

The Company has obtained a commitment letter for the refinancing of the Company's existing indebtedness and is working with these lenders to put in place a long-term capital structure. The Company currently expects to complete the new financing by mid-February 2007. The new financing is expected to include a senior secured revolving credit facility and term loans along with additional senior debt and/or equity-linked financing. This new financing program is expected to result in total capacity of approximately $700 million and will be used to refinance the existing revolving credit facility, private placement notes, asset-backed securitization, and related refinancing fees.

The Company estimates that the weighted average interest rate of the new facilities and securities combined will be approximately 7.5% to 9.5% versus the current weighted average interest rate of approximately 5.9%.

OUTLOOK

The Company has undergone an internal review of its operations and is undertaking additional cost reduction actions in 2007. The Company believes that the implementation of these new initiatives, along with the previously announced global, multi-year plans to reduce manufacturing and distribution costs, will improve the Company's gross margin and result in approximately $38 million of realized savings in 2007. The Company anticipates restructuring charges of approximately $20 million in 2007 relating to these actions. Annualized savings from these initiatives implemented by the end of 2007 should approximate $56 million thereafter. The core initiatives are as follows:

     o Product line simplification. The Company plans to simplify its product lines and pricing processes to reduce costs and improve service levels.

     o Improvement of gross margins and reduction of fixed costs through further product and sub-assembly outsourcing. The Company expects to accelerate its outsourcing of commodity products and sub-assemblies. Asian sourcing is planned to double over the next three years.

     o Rationalization of facilities. Today, Invacare's primary manufacturing facilities consist of fourteen integrated fabrication plants and two assembly plants worldwide. Invacare will continue in its strategy to move from integrated fabrication plants to assembly plants worldwide. We are finalizing plans to close and/or consolidate several locations worldwide beginning this year through 2009.

     o Standardization of product platforms. To further simplify and reduce production costs, as well as to leverage development and tooling investment, the Company has begun the process of standardizing some of its product platforms globally.

For fiscal year 2007, the Company is providing the following guidance:

     o Organic growth in net sales of 0% to 2%, excluding the impact from acquisitions and foreign currency translation adjustments.

     o    Adjusted EBITDA**** increase of 4% to 6% over 2006 levels.

     o    Effective tax rate of 10% to 15%.

     o Weighted average interest rate of 7.5% to 9.5% depending on the results of the debt recapitalization process.

     o    Free cash flow*** between $40 million and $50 million.

Commenting on the Company's anticipated results, Mixon said, "We accelerated the process of restructuring our core U.S. homecare business in the fourth quarter of 2006 and are confident that our plans will allow us to overcome industry challenges and deliver improved operating income in 2007. Staff reductions have already begun and our first significant cost reduced products, critical to our new power wheelchair formularies, are beginning to ship.

On the positive side, our HomeFill technology was granted increased reimbursement by Medicare late in the year with the change effective January 1, 2007. This improved reimbursement has further enhanced the cost advantage this technology offers our customers. For the first time, national respiratory providers are considering HomeFill and, effective January 1, 2007; one of these providers has launched a large-scale implementation. We have also launched HomeFill in Europe with its first contract and have gained approval for this technology from the National Health Service in the U.K. We look forward to generating HomeFill revenues from our European businesses in 2007."

Mixon concluded, "We are confident our restructuring plans are achievable and will put us back in front of the curve by year end, with net year-over-year improved operating income."

*Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, fourth quarter debt finance charges, interest and fees associated with the Company's debt covenant violations, incremental write-down of accounts receivable and asset write-downs related to goodwill and other intangible assets divided by weighted average shares outstanding - assuming dilution. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Earnings included in this press release.

**Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, fourth quarter debt finance charges, interest and fees associated with the Company's debt covenant violations, incremental write-down of accounts receivable and asset write-downs related to goodwill and other intangible assets. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Earnings included in this press release.

***Free cash flow is a non-GAAP financial measure, which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

****Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, fourth quarter debt finance charges, interest and fees associated with the Company's debt covenant violations, bank fees classified as SG&A expense, incremental reserve against accounts receivable, asset write-downs related to goodwill and other intangible assets and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Earnings in this press release.


Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,000 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care customers and our competitors; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs,; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreements or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.



                                       ###

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                            Three Months Ended               Twelve Months Ended
                                                                                December 31,                     December 31,
(In thousands, except per share data)                                      2006              2005           2006              2005
------------------------------------------------------------------- ------------------ ----------- ----------------- --------------
Net sales                                                            $  385,105        $  367,251    $ 1,498,035        $1,529,732
Cost of products sold                                                   285,961*          261,617*     1,080,965*        1,083,533*
                                                                        -------           -------        -------           -------
     Gross profit                                                        99,144           105,634        417,070           446,199
Selling, general and administrative expense                             113,498 **         83,203        373,846 **        342,039
Charge related to restructuring activities                                8,924             4,535         17,277             7,295
Debt finance charges, interest and fees associated with debt              3,745                 -          3,745                 -
     refinancing
Asset write-downs related to goodwill and other intangibles             300,417                 -        300,417                 -
Interest expense - net                                                    8,562             7,934         31,309            25,563
                                                                        -------           -------        -------           -------
     Earnings (loss) before income taxes                               (336,002)            9,962       (309,524)           71,302
Income taxes                                                              1,625             2,880          8,250            22,450
                                                                        -------           -------        -------           -------
Net earnings (loss)                                                  $ (337,627)        $   7,082     $ (317,774)        $  48,852
                                                                        =======           =======        =======           =======

Net earnings (loss) per share - basic                                $   (10.61)        $    0.22     $   (10.00)        $    1.55
                                                                        =======           =======        =======           =======
Weighted average shares outstanding - basic                              31,824            31,675         31,789            31,555
                                                                        =======            ======         ======            ======

Net earnings (loss) per share - assuming dilution                    $   (10.61)        $   $0.22     $   (10.00)        $    1.51
                                                                        =======            ======         ======            ======
Weighted average shares outstanding - assuming dilution ***              31,824            32,260         31,789            32,452
                                                                        =======            ======         ======            ======


* Cost of products sold includes inventory markdowns resulting from restructuring of $2,329 for the three-month period ending December 31, 2006 and $3,973 for the twelve-month period ending December 31, 2006; as compared to $238 for the three and twelve-month period ending December 31, 2005.

** Includes incremental accounts receivable reserve related to U.S. Rehab reimbursement exposures of $26.8 million for the three and twelve-month period ending December 31, 2006.

*** Net earnings (loss) per share assuming dilution calculated for three-months and twelve-months ended December 31, 2006 utilizing weighted average shares outstanding - basic as a result of the Company being in a loss situation.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                             RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

                                                                            Three Months Ended               Twelve Months Ended
                                                                                December 31,                     December 31,
(In thousands)                                                             2006              2005           2006              2005
------------------------------------------------------------------- ------------------ ----------- ----------------- --------------
Net earnings (loss)                                                   $(337,627)         $  7,082      $(317,774)         $ 48,852
Interest expense                                                          9,336             7,093         34,084            27,246
Income taxes                                                              1,625             2,880          8,250            22,450
Depreciation and amortization                                            10,896             9,826         39,892            40,524
                                                                        -------           -------        -------           -------
EBITDA                                                                 (315,770)           26,881       (235,548)          139,072
Restructuring charges                                                    11,253             4,773         21,250             7,533
Debt finance charges, interest and fees associated with debt
     refinancing                                                          3,745                 -          3,745                 -
Bank fees classified as SG&A expense                                        735               700          2,845             2,563
Stock option expense                                                        647               223          1,587               881
Incremental accounts receivable reserve                                  26,775                 -         26,775                 -
Asset write-down related to goodwill and other intangible
     assets                                                             300,417                 -        300,417                 -
                                                                        -------           -------        -------           -------
Adjusted EBITDA                                                      $   27,802          $ 32,577       $121,071          $150,049
                                                                        =======           =======        =======           =======

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, fourth quarter debt finance charges, interest and fees associated with the Company's debt refinancing, bank fees classified as SG&A expense, incremental reserve against accounts receivable, asset write-downs related to goodwill and other intangible assets and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain measurements under our indenture that we anticipate entering into in connection with our proposed issuance under Rule 144A of senior notes; although it may be similar to or different than Adjusted EBITDA as defined in our proposed new senior secured credit facility, which has not yet been finalized. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                                    RECONCILIATION OF NET EARNINGS PER SHARE
                                                       TO ADJUSTED EARNINGS PER SHARE (2)

                                                                            Three Months Ended               Twelve Months Ended
                                                                                December 31,                     December 31,
(In thousands, except per share data)                                      2006              2005           2006              2005
------------------------------------------------------------------- ------------------ ----------- ----------------- --------------
Net earnings (loss) per share - assuming dilution                    $  (10.61)         $    0.22     $   (10.00)        $    1.51
Weighted average shares outstanding- assuming dilution *                31,824             32,260         31,789            32,452
Net earnings (loss)                                                  $(337,627)         $   7,082     $ (317,774)        $  48,852
Income taxes                                                             1,625              2,880          8,250            22,450
                                                                       -------            -------        -------           -------
Earnings (loss) before income taxes                                   (336,002)             9,962       (309,524)           71,302
Restructuring charges                                                   11,253              4,773         21,250             7,533
Debt finance charges, interest and fees associated with debt
refinancing                                                              3,745                  -          3,745                 -
Incremental reserve against accounts receivable                         26,775                  -         26,775                 -
Asset write-downs related to goodwill and other intangible assets      300,417                  -        300,417                 -
                                                                       -------            -------        -------           -------
Adjusted earnings before income taxes                                    6,188             14,735         42,663            78,835
Income taxes (benefit)                                                  (4,215)             4,258          4,910            24,833
                                                                       -------            -------        -------           -------
Adjusted net earnings                                                   10,403             10,477         37,753            54,002
                                                                       =======            =======        =======           =======
Weighted average shares outstanding- assuming dilution                  31,924             32,260         32,061            32,452
                                                                       =======            =======        =======           =======
Adjusted earnings per share - assuming dilution                      $    0.33          $    0.33     $     1.18         $    1.66
                                                                       =======            =======        =======           =======

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company's debt refinancing, incremental write-down of accounts receivable and asset write-downs related to goodwill and other intangible assets divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's operating performance.

* Net earnings (loss) per share assuming dilution calculated for three-months and twelve-months, ended December 31, 2006 utilizing weighted average shares outstanding - basic as a result of the Company being in a loss situation.

Business Segments - The Company operates in five primary business segments based on geographical area: North America / Home Medical Equipment ("HME"), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $26,884,000 and $103,539,000 for the Three and Twelve Months Ended December 31, 2006 and $23,660,000 and $96,974,000 for the same periods a year ago.

The information by segment is as follows:

                                                                            Three Months Ended               Twelve Months Ended
                                                                                December 31,                     December 31,
(In thousands)                                                             2006              2005           2006              2005
------------------------------------------------------------------- ------------------ ----------- ----------------- --------------
Revenues from external customers
     North America / HME                                              $ 165,112         $ 161,995     $  676,326        $  706,555
     Invacare Supply Group                                               60,034            55,298        228,236           220,908
     Institutional Products Group                                        24,496            20,869         93,455            85,415
     Europe                                                             116,286           107,811        430,427           432,142
     Asia/Pacific                                                        19,177            21,278         69,591            84,712
                                                                        -------           -------        -------           -------
     Consolidated                                                     $ 385,105         $ 367,251     $1,498,035        $1,529,732
                                                                        =======           =======        =======           =======
Earnings (loss) before income taxes
     North America / HME                                              $(340,886)        $   5,695     $ (324,137)       $   53,303
     Invacare Supply Group                                                  457             1,784          3,291             6,428
     Institutional Products Group                                           816               453          4,789             5,747
     Europe                                                               5,011             7,466         26,077            29,255
     Asia/Pacific                                                         1,689               (72)        (3,737)           (4,418)
     All Other                                                           (3,089)           (5,364)       (15,807)          (19,013)
                                                                        -------           -------        -------           -------
     Consolidated                                                     $(336,002)        $   9,962     $ (309,524)       $   71,302
                                                                        =======           =======        =======           =======
Restructuring charges before income taxes
     North America / HME                                              $   3,565         $   1,532     $    9,614        $    3,616
     Invacare Supply Group                                                  317               233          1,009               338
     Institutional Products Group                                             -                 5             38                27
     Europe                                                               6,372             2,466          8,658             2,718
     Asia/Pacific                                                           999               537          1,931               834
     All Other                                                                -                 -              -                 -
                                                                        -------           -------        -------           -------
     Consolidated                                                     $  11,253         $   4,773     $   21,250        $    7,533
                                                                        =======           =======        =======           =======
Earnings (loss) before income taxes excluding
restructuring charges
     North America / HME                                              $(337,321)        $   7,227     $ (314,523)       $   56,919
     Invacare Supply Group                                                  774             2,017          4,300             6,766
     Institutional Products Group                                           816               458          4,827             5,774
     Europe                                                              11,383             9,932         34,735            31,973
     Asia/Pacific                                                         2,688               465         (1,806)           (3,584)
     All Other                                                           (3,089)           (5,364)       (15,807)          (19,013)
                                                                        -------           -------        -------           -------
     Consolidated                                                     $(324,749)        $  14,735     $ (288,274)       $   78,835
                                                                        =======           =======        =======           =======

"All   other"   consists  of   unallocated   corporate   selling,   general  and
administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                   INVACARE CORPORATION AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          December 31, 2006       December 31, 2005
(In thousands)                                                  (unaudited)
----------------------------------------------------- ---------------------- -----------------------
Current Assets
Cash, cash equivalents and marketable securities                 $   82,393              $   25,876
Trade receivables - net                                             261,606                 287,955
Inventories - net                                                   201,756                 176,925
Deferred income taxes and other current assets                      110,003                 103,710
                                                                    -------                 -------
     Total Current Assets                                           655,758                 594,466

Other Assets                                                        170,898                 155,227
Plant and equipment - net                                           173,945                 176,206
Goodwill                                                            489,850                 720,873
                                                                    -------                 -------
     Total Assets                                                $1,490,451              $1,646,772
                                                                 ==========              ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                 $  163,041               $ 133,106
Accrued expenses                                                    147,776                 130,033
Accrued income taxes                                                 12,916                  13,340
Short-term debt and current maturities of long-term
debt                                                                124,036                  80,228
                                                                    -------                  ------
     Total Current Liabilities                                      447,769                 356,707

Long-Term Debt                                                      449,090                 457,753
Other Long-Term obligations                                         106,728                  79,624

Shareholders' Equity                                                486,864                 752,688
                                                                    -------                 -------
     Total Liabilities and Shareholders' Equity                  $1,490,451              $1,646,772
                                                                 ==========              ==========

                                           INVACARE CORPORATION AND SUBSIDIARIES
                                          RECONCILIATION FROM NET CASH PROVIDED BY
                                      OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                                            Three Months Ended               Twelve Months Ended
                                                                                December 31,                     December 31,
(In thousands)                                                             2006              2005           2006              2005
------------------------------------------------------------------- ------------------ ----------- ----------------- --------------
    Net cash provided by operating activities                           $24,456           $14,121        $61,737           $77,244
    Plus:
    Net cash impact related to restructuring                              2,228             1,502          9,935             1,837
    activities
    Less:
    Purchases of property and equipment, net                             (4,002)           (6,146)       (19,491)          (25,559)
                                                                        -------           -------        -------           -------
    Free Cash Flow                                                      $22,682            $9,477        $52,181           $53,522
                                                                        =======           =======        =======           =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).